Exhibit 10.28

October 10, 2017 – R1

Mr. Scott Bruckner

[             ]

Dear Scott,

On behalf of Casa Systems, Inc. (the “Company”), I am pleased to set forth the terms of your employment with the Company:

1.

You will be employed to serve on a regular, full-time basis as Senior Vice President of Strategy and Corporate Development effective ~~December 4, 2017~~ Nov. 11, 2017 {SB} In this role, you will initially report to Jerry Guo and will impact the organization's corporate development by leading and performing planning and structuring of transactions, negotiations, opportunity identifications and valuations towards achieving growth through mergers & acquisitions, integrations, and divestitures, plus such other duties as may from time to time be assigned to you by the Company.

This role will not be a remote position. As such, you will be expected to relocate within the first six months of employment with Casa Systems, Inc. to the MA/NH area (within a reasonable commutable distance to/from the Andover facility) to perform this role.

2.

Your starting base salary rate will be $17,307.70 paid bi-weekly, which annualized is equivalent to $450,000.20, subject to taxes and other withholdings as required by law. Such salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

3.

You will be eligible for an annual performance incentive bonus. Your annual on-target incentive will be 100% of your base annual salary (equivalent to $450,000.20), if all targets are achieved and prorated based on your date of hire, less applicable taxes, deductions, and withholdings. Your actual bonus payout will depend upon Casa Systems financial performance results and the assessment of your individual performance.

4.

Your eligibility to be considered for, and the payment of, any incentive is conditional upon you remaining an active employee of the Company, and not having served out notice to terminate your employment prior to receiving payment. Any incentive due to you will be paid on or around the first quarter of the following year.

5.

You may participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs. The benefits made available by the Company, and the rules, terms and conditions for participation in such programs, may be changed by the Company at any time without advance notice.

100 Old River Road | Andover, MA 01810 | 978-688-6706 | www.casa-systems.com

6.

Subject to the approval of the Board of Directors of the Company and prior to January 15, 2017, the Company will grant to you an initial stock option (the “Option”) under the Company’s Stock Incentive Plan (the “Option Plan”) for the purchase of an aggregate of 75,000 shares of common stock of the Company at a price per share equal to the fair market value at the time of Board approval. The Option shall be subject to all terms, vesting schedules and other provisions set forth in the Option Plan and in a separate option agreement (the “Option Agreement”).  Subject to the terms of the Option Agreement, upon the one-year anniversary from the date of the Option grant, 25% of the total Option shall vest and vesting will continue thereafter till the fourth anniversary of the Option grant when all of the Options will have been vested.

7.

Starting in 2019, and subject to the approval of the Board of Directors of the Company, the Company will grant to you an annual award for four years (2019, 2020, 2021 and 2022) of Restricted Stock Units (“RSU”) under the Company’s Stock Incentive Plan with a target valuation of $600,000 (“RSU”). The number of RSUs shall be calculated on the date of grant in accordance with the Company’s option valuation practices. The RSUs shall be subject to all terms, vesting schedules and other provisions set forth in the Company’s Stock Incentive Plan and in a separate RSU agreement (the “RSU Agreement”). Subject to the terms of the RSU Agreement, upon the one-year anniversary from the date of the RSU grant, 25% of the total RSUs shall vest and vesting will continue thereafter till the fourth anniversary of the RSU grant when all of the RSUs will have been vested.

8.

You will be eligible for a maximum of fifteen (15) days of vacation per calendar year subject to proration to your date of hire and to be taken at such times as may be approved by the Company. The number of vacation days for which you are eligible shall accrue at the rate of 4.62 hours per pay period that you are employed during such calendar year.

9.	You will be required to execute an Assignment, Invention and Non-Disclosure Agreement and a Non- Competition and Non-Solicitation Agreement in the forms attached as a condition of employment.

10.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

11.

In accordance with federal law, you will be required to provide the Company with documentation of your identity and eligibility to work in the United States. You agree to provide to the Company, within three days following your hire date, such documentation, as required by the Immigration Reform and Control Act of 1986. Please refer to the I-9 Form enclosed for a list of acceptable documentation. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

12.

This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of “employment at will”, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

If you agree with the initial terms of your employment with the Company as set forth in this letter, please sign in the space provided below, enter your start date, and return a copy by email to [                ] in Human Resources. If you choose not to accept this offer by Thursday, October 12, 2017, the offer will be revoked.

Please plan on being available at 9:30AM on your first day of employment for orientation in Andover with [                ], Human Resources Administrator. Your manager will be available following orientation to assist you with your initial introduction and assimilation to Casa Systems.

Very Truly Yours,

By: /s/ Lucy Xie________________
Name: Lucy Xie
Title: Senior Vice President

The foregoing correctly sets forth the initial terms of my at-will employment by Casa Systems, Inc.

/s/ Scott Bruckner_____________________________	Date:__Oct 18, 2017___________
Name: Scott Bruckner

Start Date: __~~December 4, 2017~~_Nov. 11, 2017 {SB}__

Enclosures: Assignment, Invention and Non-Disclosure Agreement	Benefits Summary
Non-Competition and Non-Solicitation Agreement	I-9 Form